EXHIBIT 99.1
Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 hp.com
News Release
Ralph Whitworth Resigns from HP’s Board of Directors to Focus on Personal Health Concerns

Editorial contacts Kate Holderness, HP +1 917 318 6818 kate.holderness@hp.com www.hp.com/go/newsroom
PALO ALTO, Calif., July 15, 2014 — HP today announced that Ralph Whitworth has resigned from HP’s board of directors to focus on his health, effective July 16, 2014.  Mr. Whitworth is also taking a leave of absence from his investment company, Relational Investors.

The HP board of directors will discuss appointing a new chairman at its next board meeting.

Whitworth, who was appointed chairman on an interim basis in April 2013, has been a member of the HP board of directors since 2011. He is co-founder and principal of Relational Investors LLC, a registered investment advisor, founded in 1996.

“Ralph has been a friend and close advisor to me, the HP leadership team and every member of the board for nearly three years,” said Meg Whitman, president and chief executive officer, HP.  “He has been a wonderful contributor to our efforts to turn HP around.  Ralph’s passion and incredible mind for business will be deeply missed by all of us.  We wish Ralph and his family the very best.”

“HP has made enormous progress reconstituting its board, implementing world-class capital allocation and corporate governance practices, and putting the company back on strong financial footing,” said Whitworth.  “HP’s shareholders can be very confident that Meg, her team and the current board will stick to the strong practices and discipline we’ve put in place.  While I’m disappointed to step down from HP’s board at such an exciting time for the company, it gives me great comfort that HP is in such talented and steady hands.”

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